UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

    Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. to be held on Thursday, June 7, 2007 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to (i) elect nine directors to serve on our Board of Directors for the ensuing year, (ii) approve an amendment of our 2005 Stock Incentive Plan primarily to increase the number of shares available for issuance under the Plan and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008. At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Very truly yours,
Morris Goldfarb Chief Executive Officer

May 1, 2007

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 7, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Thursday, June 7, 2007 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103, for the following purposes:

(1)	To elect nine directors to serve on our Board of Directors for the ensuing year.

(2)	To approve an amendment of our 2005 Stock Incentive Plan primarily to increase the number of shares available for issuance under the Plan.

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008.

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 1, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors
Wayne S. Miller Secretary

New York, New York
May 1, 2007

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

PROXY STATEMENT

GENERAL INFORMATION

General

This Proxy Statement (first mailed to stockholders on or about May 8, 2007) is furnished to the holders of common stock, par value $.01 per share (the ‘‘Common Stock’’), of G-III Apparel Group, Ltd. in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the ‘‘Annual Meeting’’), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, June 7, 2007, at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103.

It is proposed that at the Annual Meeting: we (i) elect nine directors to serve on our Board of Directors for the ensuing year, (ii) approve an amendment of our 2005 Stock Incentive Plan primarily to increase the number of shares available for issuance under the plan and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

All share and per share information in this Proxy Statement has been adjusted to give retroactive effect to a three-for-two split of our Common Stock effected on March 28, 2006.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by us prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy, (ii) approval of the amendment of our 2005 Stock Incentive Plan and (iii) the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby ‘‘for’’ the election of each of the nominees for director as shown on the form of proxy, ‘‘for’’ approval of the amendment of our 2005 Stock

Incentive Plan, ‘‘for’’ the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

On May 1, 2007, there were 16,367,179 shares of Common Stock outstanding (excluding those held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on May 1, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted with respect to the specific matter being voted upon. ‘‘Broker non-votes’’ are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, is required to approve the amendment of our 2005 Stock Incentive Plan. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of April 13, 2007 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (ii) each director and director nominee; (iii) each executive officer named in the Summary Compensation Table (see ‘‘Executive Compensation’’ below); and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock
Morris Goldfarb(1)	3,333,655	(2)	20.1%
Sammy Aaron(1)	163,859		1.0%
Thomas J. Brosig 1174 Glendale Place Gulfport, MS 39507	8,400	(3)	*
Pieter Deiters(1)	7,800	(4)	*
Alan Feller(1)	23,012	(5)	*
Carl Katz(1)	108,300	(6)	*
Laura Pomerantz(1)	3,600	(7)	*
Willem van Bokhorst(1)	55,725	(8)	*
Richard White(1)	36,000	(9)	*
Buckingham Capital Management Incorporated 750 Third Avenue, Sixth Floor New York, NY 10017	1,113,150	(10)	6.8%
Prentice Capital Management, LP 623 Fifth Avenue, 32nd Floor New York, NY 10022	1,121,667	(11)	6.9%
Jeanette Nostra(1)	108,300	(12)	*
Wayne S. Miller(1)	64,798	(13)	*
Deborah Gaertner(1)	37,012	(14)	*
Neal S. Nackman(1)	18,000	(15)	*
All directors and executive officers as a group (13 persons)	3,860,161	(16)	22.9%

*	Less than one percent
(1)	The address of such individual is c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018.
(2)	Includes (i) 210,000 shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options; (ii) 65,000 shares of Common Stock held in a trust, of which Mr. Goldfarb’s wife is one of two trustees with shared voting and dispositive power, for the benefit of Mr. Goldfarb’s daughter; (iii) 65,000 shares of Common Stock held in a trust, of which Mr. Goldfarb’s wife is one of two trustees with shared voting power, for the benefit of Mr. Goldfarb’s son; (iv) 14,833 shares of Common Stock owned by Mr. Goldfarb’s wife; (v) 441,300 shares of Common Stock held by Morris and Arlene Goldfarb as joint tenants; (vi) 37,500 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer and (vii) 108,375 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the Managing Member.

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(3)	Consists of shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.
(4)	Consists of shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.
(5)	Includes 14,500 shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.
(6)	Consists of shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options. Includes 100,500 shares of Common Stock which may be acquired by Ms. Nostra within 60 days upon exercise of options.
(7)	Consists of shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.
(8)	Includes 34,500 shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.
(9)	Includes 29,500 shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.
(10)	Information is derived from the Schedule 13G filed by Buckingham Capital Management Incorporated (‘‘BCM’’), a registered investment adviser, with the Securities and Exchange Commission on May 12, 2006 (the ‘‘BCM Schedule 13G’’).
(11)	Information is derived from the Schedule 13G filed jointly by Prentice Capital Management, LP (‘‘Prentice’’) and Michael Zimmerman with the Securities and Exchange Commission on March 21, 2007, (the ‘‘Prentice Schedule 13G’’). Prentice manages various investments of S.A.C. Capital Associates, LLC (‘‘S.A.C. Capital’’), including S.A.C. Capital’s investments in us. Prentice has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of our Common Stock held of record by S.A.C. Capital. S.A.C. Capital disclaims beneficial ownership of any securities owned by Prentice or its affiliates and the shares of our Common Stock held of record by S.A.C. Capital.

Prentice Capital GP, LLC (‘‘Prentice Capital GP’’) has investment and voting power with respect to our securities held by the following entities (the ‘‘Domestic Funds’’): (i) Prentice Capital Partners, LP, (ii) Prentice Capital Partners QP, LP, and (iii) GPC XLIII, LLC. Prentice has investment and voting power with respect to our securities held by the following entities (the ‘‘Other Funds’’): (i) Prentice Capital Offshore, Ltd. and (ii) S.A.C. Capital (except in limited circumstances). Mr. Michael Zimmerman controls Prentice, Prentice Capital GP and Prentice Management GP, LLC. Each of Prentice, Prentice Capital GP, Prentice Management GP, LLC and Mr. Zimmerman disclaims beneficial ownership of any of these securities. Each Domestic Fund and Other Fund disclaims beneficial ownership of any of the securities not held by such Domestic Fund or Other Fund.

(12)	Consists of shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options. Includes 7,800 shares of Common Stock which may be acquired by Mr. Katz within 60 days of April 13, 2007 upon exercise of options.
(13)	Consists of shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.
(14)	Includes 8,250 shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.

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(15)	Consists of shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.
(16)	Includes 507,648 shares of Common Stock which may be acquired within 60 days of April 13, 2007 upon the exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, our directors, officers and beneficial owners of more than ten percent of our Common Stock were in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended, during fiscal 2007 except that (i) Aron Goldfarb, an owner of more than 10% of our Common Stock until July 2006, failed to timely file a Form 4 to report his sale of 300 shares of Common Stock on February 16, 2006, his sale of 3,750 shares of Common Stock on February 17, 2006 and his sale of an additional 3,450 shares of Common Stock on February 17, 2006 and (ii) Thomas Brosig, one of our directors, failed to timely file a Form 4 to report his sale of 300 shares of Common Stock on December 12, 2006. Each of Mssrs. Goldfarb and Brosig subsequently filed a Form 4 to report their respective transactions.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently our directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

The nominees, their respective ages, the year in which each first became a director of G-III and their principal occupations or employment during the past five years are as follows:

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Morris Goldfarb	56	1974	Chairman of the Board and Chief Executive Officer of G-III. Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974. Mr. Goldfarb currently serves as a director of Lakes Entertainment, Inc.
Sammy Aaron	47	2005	Vice Chairman of G-III and President of our Marvin Richards division since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005. From 1998 to July 2005, he served as President of J. Percy for Marvin Richards, Ltd.
Thomas J. Brosig(1)(3)	57	1992	Mr. Brosig is primarily retired but does perform minimal consulting services for various hospitality clients. From January, 1999 through February, 2002, he served as President, Mid-South Region, Park Place Entertainment. For more than five years prior to 1999, he served its predecessor, Grand Casinos, Inc., in various executive capacities including as its President from September, 1996 to January 1999. From January 1999 to October 1999, he served as President and was a Director of Lakes Entertainment, Inc. Mr. Brosig currently serves as a Faculty Fellow at Tulane University.
Pieter Deiters	64	2005	Mr. Deiters has been a member of the supervisory board of Tootal N.V., a textile trading company in the Netherlands, since 2002 and an advisor to Bandolera B.V., a women’s’ clothing manufacturer in the Netherlands, since 2000. Since 1998, Mr. Dieters has been Vice Chairman of the Supervisory Board of Royal Ten Cate B.V., a Netherlands company quoted in the Euronext Stock Market. Mr. Deiters is also a supervisory director of Berghave B.V Joint Venture and Lowland Fashion Investments B.V.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Alan Feller(1)	65	1996	Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999.
Carl Katz	66	1989	Mr. Katz is currently retired. Mr. Katz was Executive Vice President of our Siena Leather division from 1989 until January 2003. Mr. Katz had been an executive of Siena since 1981.
Laura Pomerantz(2)	59	2005	Ms. Pomerantz has been a principal of PBS Realty Advisors, LLC, a real estate firm offering commercial real estate advisory and execution services, since 1994. She has also served as a director of Newkirk Realty Trust, Inc., a real estate investment trust, since 2005.
Willem van Bokhorst(1)(2)	61	1989	Managing Partner of STvB Advocaten, a Netherlands Antilles law firm with offices in Amsterdam and Curaçao for more than the past five years.
Richard White(1)(2)(3)	53	2003	Mr. White has been a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002 he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of ActivIdentity Corp., a company which develops digital identity and authentication software and hardware, Escalade Inc., a manufacturer of sporting goods and office products, and Lakes Entertainment Inc., a company that develops and manages casino properties. Mr. White previously served as a director of G-III from November 1991 to July 1993.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating Committee.

Carl Katz and Jeanette Nostra, our President, are married to each other.

Vote Required

The nine nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE NINE NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ THEIR ELECTION.

CORPORATE GOVERNANCE

The Board of Directors has determined that Thomas Brosig, Pieter Deiters, Alan Feller, Laura Pomerantz, William van Bokhorst and Richard White are independent directors. The independent directors constitute a majority of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Marketplace Rule 4200(a)(15) of The NASDAQ Stock Market LLC and under the applicable rules and regulations of the Securities and Exchange Commission, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated. The Board of Directors reviewed the role of Thomas Brosig as manager of a real estate development project in Mississippi in which Morris Goldfarb and Sammy Aaron, both of whom are executive officers and directors of G-III, were investors. The Board determined that this transaction did not impact Mr. Brosig’s status as an independent director.

The Board of Directors held seven meetings during the fiscal year ended January 31, 2007. During the fiscal year ended January 31, 2007, each director in office during such fiscal year attended not less than 75% of the aggregate number of meetings of the Board of Directors and of meetings of committees of the Board on which he or she served during the time period in which he or she served. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders meetings. Three of our nine directors attended the 2006 Annual Meeting of Stockholders.

Our Board of Directors has several committees, including an Audit Committee, Compensation Committee and Nominating Committee. Each member of our Audit, Compensation and Nominating Committees has been determined by the Board of Directors to be ‘‘independent’’ within the meaning of Marketplace Rule 4200(a)(15) of The NASDAQ Stock Market LLC and, in addition, each member of the Audit Committee is ‘‘independent’’ within the meaning of Marketplace Rule 4350(d) of The NASDAQ Stock Market LLC and under the applicable rules and regulations of the Securities and Exchange Commission regarding the independence of audit committee members.

Audit Committee

The Audit Committee, composed of Thomas Brosig, Alan Feller, Willem van Bokhorst and Richard White, is responsible for, among other things, assisting the Board in monitoring (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function and independent auditors, and (iv) the compliance by us with legal and regulatory requirements. Mr. Feller is the Chairman of the Audit Committee. The Board has determined that each of Messrs. Feller, Brosig and White is an audit committee financial expert as such term is defined in the rules of the Securities and Exchange Commission. The Audit Committee met eight times and acted by unanimous written consent once during the fiscal year ended January 31, 2007. A current copy of the Audit Committee’s charter is available on our website at www.g-iii.com.

Compensation Committee

The purpose of the Compensation Committee is to establish and monitor the basic philosophies and policies governing the compensation of our directors and executive officers and to discharge the responsibilities of the Board relating to such compensation. The Compensation Committee, composed of Laura Pomerantz, Willem van Bokhorst and Richard White, is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of, the Compensation Discussion and Analysis in our annual proxy statement. Mr. White is the Chairman of the Compensation Committee. The Compensation Committee is also empowered to establish and review our compensation practices and policies and to recommend and/or set the compensation for our executive officers, as well as to authorize and approve employment agreements with our executive officers. In accordance with Nasdaq rules and the Compensation Committee Charter adopted by the Board of Directors, fiscal 2007 compensation of G-III’s executive officers was determined by the Compensation Committee. The Compensation Committee consults with Morris Goldfarb, our Chairman and Chief Executive Officer, in connection with making its determinations regarding base salary and bonuses for all executive officers. The Compensation Committee relies on the Chief Executive Officer’s evaluation of each executive officer’s performance in determining the amount and mix of the total compensation paid to our named executive officers.

In addition, the Compensation Committee is empowered to oversee and make all decisions regarding our 1997 Stock Option Plan and 2005 Stock Incentive Plan. The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation are in compliance with applicable law and Nasdaq rules. The Compensation Committee met one time and acted five times by unanimous written consent during the year ended January 31, 2007. A current copy of the Compensation Committee’s charter is available on our website at www.g-iii.com.

Compensation Committee Interlocks and Insider Participation

During the year ended January 31, 2007, Laura Pomerantz, Willem van Bokhorst and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours, (ii) had any relationship requiring disclosure by us under the rules and regulations established by the Securities and Exchange Commission, or (iii) is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Nominating Committee and Nominations Process

The Nominating Committee assists the Board in its selection of individuals (i) as nominees for election to the Board of Directors and (ii) to fill any vacancies or newly created directorships on the Board. The members of the Nominating Committee are Messrs. Brosig and White. Mr. White is the Chairman of the Nominating Committee. The Nominating Committee met once during the fiscal year ended January 31, 2007. A current copy of the Nominating Committee’s charter is available on our website at www.g-iii.com.

It is the policy of the Nominating Committee to consider candidates for Board membership suggested by Nominating Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating Committee of the Board of Directors, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by January 9, 2008 to be considered for the 2008 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

In evaluating candidates, the Nominating Committee will consider the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence (as that term is defined under the rules of the Securities and Exchange Commission and the Nasdaq listing standards) and the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source.

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during the fiscal year ended January 31, 2007, or fiscal 2007. In the future, as the Compensation Committee continues to review our compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Executive Compensation Philosophies and Policies

Our compensation philosophies and policies have evolved over the years. The goals of our compensation program are intended to:

•	attract and retain the most highly qualified managerial and executive talent by paying compensation that is competitive with the compensation paid to persons having similar responsibilities and duties at our company and at other companies in our industry and of similar size;

•	provide appropriate incentives to produce superior performance;

•	emphasize sustained performance by aligning rewards with stockholder interests;

•	motivate executives and employees to achieve G-III’s annual and long-term business goals; and

•	reward executives for superior individual contributions to G-III.

The Compensation Committee, comprised entirely of independent directors, seeks to achieve these goals in making its decisions with respect to executive compensation. Compensation for our named executive officers is linked to individual performance, experience, leadership and company performance. Measurement of performance is made against financial and non-financial objectives. Additionally, while we generally place more emphasis on internal equity in our compensation decisions, the Compensation Committee also periodically reviews competitive market and trend data, performance and market data of other publicly-held apparel companies, individual and company performance. The Compensation Committee is considering whether to retain an outside compensation consultant to assist it in accomplishing our compensation objectives.

Executive Officer Compensation Processes

In establishing the compensation for our executive officers for fiscal 2007, we:

•	assessed our executive officers’ performance in relation to G-III’s performance;

•	analyzed the compensation levels of comparable executive officers in our company and in other publicly-held apparel companies;

•	assessed our financial and business results compared to other companies in the apparel industry and our financial performance relative to our past performance and financial goals; and

•	determined a mix of base salary and bonus opportunity, along with an equity position to align our executive officers’ compensation with our performance.

The Compensation Committee takes into consideration the accounting and, to a lesser extent, tax treatment of its compensation decisions. Within the last four years, we have granted stock options to a limited number of employees. Most stock option grants have been granted to new employees as an incentive to join G-III. The Compensation Committee has been cognizant of the benefit of stock options granted to employees measured against the related future compensation charges that will be incurred as a result of the stock option grants. In 2005, the Compensation Committee approved the issuance of restricted stock to our executive officers and other key members of our management. The Compensation Committee considered the potential future impact of the cost to be recognized and measured it against the benefit to the employees and determined that the restricted stock provided a better matching of benefit to the employee and related cost.

The Compensation Committee consults with Morris Goldfarb, our Chairman and Chief Executive Officer, in connection with making its determinations regarding base salary and bonuses for all executive officers, excluding Morris Goldfarb, whose base salary and bonus is determined by his employment agreement with us. The Compensation Committee relies to a large extent on the Chief Executive Officer’s evaluation of each executive officer’s performance and in consultation with the Chief Executive Officer determines the amount and mix of the total compensation to be paid to our named executive officers.

Components of the Executive Compensation Program

One of G-III’s strengths is a strong management team. The compensation program is designed to enable G-III to attract, retain and reward capable employees who contribute to G-III’s success. Equity participation and a strong alignment to stockholders’ interests are also elements of our compensation philosophy. Generally, executive compensation has been paid primarily in cash as base salaries and bonus, although this is not due to any specific practice, policy or formula regarding the allocation between long-term and currently paid out compensation or the allocation between cash and non-cash compensation. Our executive compensation program consists, in general, of base salary, annual bonuses and stock-based awards. For the fiscal year ended January 31, 2007, base salary and bonus comprised greater than 90% of the total compensation package for each named executive officer.

Base Salary.    Base salaries are intended to attract and retain talent, provide competitive compensation for the performance of an executive’s basic job duties, and recognize an executive’s responsibilities, experience, leadership and contribution to the success of G-III. Base salaries have been reviewed periodically. The base annual salary for each of Morris Goldfarb, our Chairman and Chief Executive Officer, and Sammy Aaron, our Vice Chairman, are determined pursuant to their employment agreements with us. The Compensation Committee reviews base salaries, as well as other components of compensation, on an annual basis. Salary adjustments are generally determined by evaluating the performance of the executive and any increased responsibilities assumed by the executive, the performance of G-III and the competitive marketplace. Salary adjustments to our named executive officers are usually the result of a recommendation by our Chief Executive Officer.

During fiscal 2007, the Compensation Committee granted an increase in base salary to Sammy Aaron. None of the other named executive officers received an increase in base salary in fiscal 2007. For a description of the base salaries paid to our named executive officers for fiscal 2007, you should read the Summary Compensation Table and the narrative discussion thereof in this Proxy Statement.

Annual Bonuses.    Annual bonuses are intended to reward business segment, company-wide and individual performance during the year. Bonuses for executive officers, other than our Chief Executive Officer, have generally been discretionary, based on the recommendation of our Chief Executive Officer and subsequent consultation between the Compensation Committee and Chief Executive Officer. While discretionary, the Compensation Committee reviews with our Chief Executive Officer our performance compared to our plan for the year in determining the amount of bonuses to be granted. In addition to measuring our performance against our plan for the year, individual awards are determined based upon an executive’s base salary relative to other senior executives and the executive’s performance and contribution to us during the year. In assessing individual performance, much like the determination of base salaries, the Compensation Committee considers the individual’s achievement in light of his or her position and responsibilities and contribution to our financial performance, as well as relative bonus levels among our senior executives. Individual performance is measured by, among other things, our financial performance, including sales growth, margin improvement and cost cutting, as well as managing major corporate transactions such as raising capital or the successful completion of an acquisition. The Compensation Committee retains authority to award bonuses on a discretionary basis reflecting, for example, excellent performance in unusual or difficult circumstances even if our financial plan is not achieved.

The Compensation Committee consults with G-III’s Chief Executive Officer in awarding discretionary bonuses to other executive officers. Discretionary bonuses for fiscal 2007 awarded to Ms. Nostra, Mr. Miller and Mr. Nackman are reflected in the Summary Compensation Table set forth in this Proxy Statement. Mr. Aaron was not considered for a bonus for fiscal 2007 because he still receives an earnout payment based on the profitability of his division pursuant to the acquisition agreement executed in connection with our acquisition of Marvin Richards in July 2005. See ‘‘Certain Relationships and Related Transactions’’ for a discussion of this payment.

The Compensation Committee believes that bonuses should constitute a higher percentage of the overall compensation of named executive officers than in the past to reward individual performance and our overall performance. As a result, while the Compensation Committee did not increase the base salary of Wayne Miller, Jeanette Nostra or Neal Nackman in fiscal 2007, it did award higher bonuses to these named executive officers. In determining individual bonuses, the Committee considers the scope of job responsibilities, individual contribution, current compensation, tenure and G-III’s overall earnings performance. The Compensation Committee made all determinations regarding the award of bonuses to executive officers with respect to fiscal 2007. For a description of the bonuses paid to our named executive officers for fiscal 2007, you should read the Summary Compensation Table and the narrative discussion thereof in this Proxy Statement.

Stock-Based Awards.    We believe that equity ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The Compensation Committee believes that option and restricted stock awards are consistent with the objectives of our executive compensation program, because grants of options or restricted stock provide a long-term view. Since the benefit of the award can only be realized with an appreciation in the price of our Common Stock, these awards incentivize growth in stockholder value. The Compensation Committee believes that the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from increases in the price of our Common Stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned.

In fiscal 2006, we issued restricted stock to our executive officers in order to balance G-III’s historical reliance on stock option grants. However, prior to these restricted stock grants, no executive officer had received an equity award since fiscal 2003, except Mr. Nackman, who received stock options upon commencing employment with us in December 2003.

The grant of options or restricted stock is based primarily on an employee’s potential contribution to our growth and financial results. In determining the size of grants, we also consider the number and exercise price of options or restricted stock previously granted and the aggregate amount of the current option or restricted stock grants. Options are granted at the prevailing market value of our Common Stock and will only have value if our stock price increases. Generally, grants of options vest over time, and the individual must be employed by G-III for the options to vest. We have also granted shares of restricted stock that vested based on an increase in the price of our Common Stock. The Compensation Committee has considered the need for a policy establishing guidelines regarding required ownership of our Common Stock, but at the present time we do not have a formal policy with respect to stock ownership. We do not have a policy with respect to adjusting or recovering bonus awards or payments if we were to restate our financial statements.

Other Compensation

Consistent with our pay-for-performance compensation philosophy, we intend to continue to maintain executive benefits and perquisites for our executive officers; however, the Compensation Committee at its discretion may revise, amend or add to our executive officers’ benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently at competitive levels for companies similar to ours.

Our named executive officers are eligible to participate in benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees administered by Diversified Investment Advisors, Inc. Employees must be at least 21 years of age and have one year with us to be eligible to participate in the plan. Fifty percent of the amount of employee contributions, including those by our named executive officers, may be matched by us up to a maximum of six percent of eligible compensation.

In addition, we provide reasonable perquisites to our named executive officers. For a description of the perquisites paid to our named executive officers for fiscal 2007, you should read the Summary Compensation Table and the narrative discussion thereof in this Proxy Statement.

Change-in-Control Payments

We do not have in effect any general plan that provides for change-in control payments to our executive officers. Our employment agreement with Morris Goldfarb contains a change-in-control provision as discussed under ‘‘Goldfarb Employment Agreement’’ below.

2005 Stock Incentive Plan

In 2005, our Board of Directors and stockholders adopted the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan (the ‘‘2005 Plan’’). There were 363,271 shares available for issuance under the 2005 Plan as of January 31, 2007. At this meeting, we are proposing to increase the number of shares authorized for issuance under the 2005 Plan. The 2005 Plan permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock and other stock-based awards to directors, officers, employees, consultants and other individuals (including, independent contractors) who perform or will perform services for us or our affiliates. The Compensation Committee may establish conditions and restrictions on the vesting of such awards and on the issuance of shares of restricted stock as it deems appropriate, including, without limitation, conditions and restrictions based upon continued service, the attainment of specified performance goals and/or other factors and criteria deemed relevant for this purpose.

Generally, the Compensation Committee administers the 2005 Plan, and has discretion to select the persons to whom awards will be made under the 2005 Plan and prescribe the terms and conditions of each award under the 2005 Plan, subject to the delegation of authority discussed above. The Board of Directors also has the power to administer the 2005 Plan. With respect to the application of the 2005 Plan to directors who are not employees of, or consultants to, us (‘‘Non-Employee Directors’’), the Board of Directors has sole responsibility and authority for matters relating to the grant and administration of such awards. A more complete description of the 2005 Plan is set forth below in ‘‘Proposal No. 2 – Approval of Amendment of our 2005 Stock Incentive Plan.’’

1999 Stock Option Plan for Non-Employee Directors

Pursuant to the G-III Apparel Group, Ltd. 1999 Stock Option Plan for Non-Employee Directors (the ‘‘1999 Plan’’), we automatically grant options to purchase shares of Common Stock on an annual basis to Non-Employee Directors. There were approximately 81,180 shares available for issuance under the 1999 Plan as of January 31, 2007. As a result of our stock split in March 2006, our Board amended the 1999 Plan to allow for an increase in the maximum annual automatic option grant from 2,000 shares to 3,000 shares.

Under the 1999 Plan, which is administered by our Board of Directors, each Non-Employee Director is automatically granted an option to purchase up to 3,000 shares of Common Stock on the day after each annual meeting of our stockholders. Additionally, the 1999 Plan provides that the Board of Directors, acting in its discretion, may make a one-time grant of an option to purchase up to 10,000 shares of Common Stock to an individual when he or she first becomes a Non-Employee Director. All options issued under the 1999 Plan are exercisable at a per share exercise price equal to the closing sale price of a share of Common Stock on the grant date.

The Board of Directors determined that the annual option grant after the 2006 Annual Meeting would be for 3,000 shares and also has determined that the annual option grant after the 2007 Annual Meeting will be for 3,000 shares. Accordingly, Ms. Pomerantz and each of Messrs. Brosig, Deiters, Feller, Katz, van Bokhorst and White will receive an option to purchase 3,000 shares of Common Stock if re-elected to the Board at the 2007 Annual Meeting.

Ms. Pomerantz and each of Messrs. Brosig, Dieters, Feller, Katz, van Bokhorst and White received an option to purchase 3,000 shares of Common Stock at an exercise price of $8.20 per share following their re-election to the Board at the 2006 Annual Meeting.

Timing of Stock Option Grants

We do not have any plan to select option grant dates or restricted stock award grant dates for our named executive officers in coordination with the release of material non-public information. The Compensation Committee has adopted a general policy that option grants should be made annually, except for new hires and promotions, after the release of earnings for the prior fiscal year. Any options granted to new hires or upon a promotion will generally be made on the first business day of the month after the commencement of employment or effectiveness of the promotion. The exercise price of all stock options awarded to our named executive officers has been made at the market price on the date of the award.

Effect of Section 162(m) of the Code

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), a publicly held corporation is generally prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to any of its chief executive officer or next four most highly compensated executive officers in a single taxable year. However, Section 162(m) of the Code provides an exception for ‘‘performance-based’’ remuneration. Annual incentive bonus amounts payable to Mr. Goldfarb pursuant to his employment agreement and remuneration attributable to non-qualified stock options have been structured to qualify for the ‘‘performance-based compensation’’ exception. The Compensation Committee expects to keep non-‘‘performance-based’’ remuneration within the $1 million limit to ensure that all executive compensation will be fully deductible. Nevertheless, although the Compensation Committee considers the net cost to G-III in making all compensation decisions (including the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as ‘‘performance-based’’ remuneration.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Willem van Bokhorst Laura Pomerantz Richard White

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our chief executive officer, chief financial officer and each of the three other most highly compensated executive officers (collectively, ‘‘Named Executive Officers’’, individually, a ‘‘Named Executive Officer’’), based on total compensation (excluding changes in pension value and nonqualified deferred compensation earnings) for the fiscal year ended January 31, 2007 for services in all capacities to us and our subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(2)	Total ($)
Morris Goldfarb Chairman of the Board and Chief Executive Officer	2007	$650,000	$1,244,000	—	$37,350	—	$37,696	(3)	$141,765	$2,110,811
Neal S. Nackman Chief Financial Officer and Treasurer	2007	275,000	125,000	—	27,120	—	—		9,000	436,120
Wayne S. Miller Chief Operating Officer and Secretary	2007	500,000	400,000	—	18,675	—	—		57,963	976,638
Jeanette Nostra President	2007	500,000	200,000	—	18,700	—	—		28,069	746,769
Sammy Aaron Vice Chairman	2007	600,000	—	—	—	—	—		16,272	616,272

(1)	Options vest equally over five years of continuous service after the date of grant and expire ten years after the date of grant. All options were granted at the market price of our Common Stock on the date of grant. The value of the option award in this column is the expense amount recognized for financial statement reporting purposes in accordance with FAS 123R and was estimated using the Black-Scholes option pricing model. The fair value of the award is being expensed over the vesting period of the option.
(2)	All Other Compensation includes the following:

Name	Total	Life Insurance Premiums (a)	Supplemental Long-Term Disability Coverage Insurance Premiums (b)	Matching Contribution to 401 (k) Plan (c)	Perquisites
Morris Goldfarb	$141,765	$38,428	$18,333	$6,600	$78,404	(d)
Neal S. Nackman	9,000	2,400	—	6,600	—
Wayne S. Miller	57,963	36,234	15,129	6,600	—
Jeanette Nostra	28,069	1,080	13,131	6,600	7,258	(e)
Sammy Aaron	16,272	7,382	—	—	8,890	(f)

(a)	Includes the full amount of all premiums paid by G-III for life insurance coverage.
(b)	Includes the full amount of all premiums paid for supplemental long term disability coverage.
(c)	Includes our matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).
(d)	Includes our contribution of $50,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb pursuant to his employment agreement and $8,404 for the reimbursement of Mr. Goldfarb’s parking expenses.
(e)	Includes the full amount paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.
(f)	Includes the full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.
(3)	Includes $18,134 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and an appreciation of $19,562 in the market value of the investments in the supplemental executive retirement plan account.

Narrative Discussion of Summary Compensation Table Information

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table. The following narrative disclosure is separated into sections, with a separate section for each of our named executive officers.

Morris Goldfarb

Base Salary and Bonus

Pursuant to his employment agreement, Mr. Goldfarb received a base annual salary of $650,000 during fiscal 2007. Mr. Goldfarb has a performance-based incentive bonus provision in his employment agreement. This incentive provision is intended to recognize Mr. Goldfarb’s unique role in overall management and corporate strategy and provide incentive compensation based on overall performance by G-III. Under the terms of this incentive provision, Mr. Goldfarb received a bonus of $1,244,000 with respect to fiscal 2007. A more complete description of Mr. Goldfarb’s employment agreement is set forth below under the heading ‘‘Goldfarb Employment Agreement.’’

The base salary and cash bonus paid to Mr. Goldfarb during fiscal 2007 constituted approximately 30.8% and 58.9%, respectively, of the total compensation paid to Mr. Goldfarb as set forth in the ‘‘Total’’ column in the Summary Compensation Table.

Goldfarb Employment Agreement

Mr. Goldfarb has an employment agreement with us effective through January 31, 2010. Two years prior to the expiration of the term of the agreement, it will automatically be extended for an additional year unless prior to that time either Mr. Goldfarb or us provides a written notice that the term should not be extended any further. The agreement provides for an annual base salary of $650,000, with increases at the discretion of the Board of Directors. The agreement also provides for a $2,000,000 life insurance policy which names Mr. Goldfarb’s wife as beneficiary and an annual incentive bonus equal to varying percentages of pre-tax income (as defined in the employment agreement) if pre-tax income exceeds $2,000,000. The percentages vary from 3% of pre-tax income in excess of $2,000,000 up to 6% of pre-tax income in excess of $2,000,000 if pre-tax income exceeds $4,000,000. Pursuant to the employment agreement, we will contribute $50,000 per year to a supplemental pension trust for Mr. Goldfarb’s benefit for each year in which net after-tax income (as defined in the employment agreement) exceeds $1,500,000. In addition, pursuant to the employment agreement, in the event that Morris Goldfarb’s employment is terminated (i) by us without cause or (ii) by Morris Goldfarb because of a material breach by us of the agreement, in either case at any time after a ‘‘Change in Control’’ (as defined in the employment agreement), then Mr. Goldfarb will be entitled to receive from us, in general, (a) an amount equal to 2.99 times his annualized base salary and bonus as defined in the agreement which is in accordance with section 280G of the Internal Revenue Code, as well as (b) certain employment-related benefits for a period of three years from the date of his termination.

Other Compensation

Other compensation for Mr. Goldfarb for fiscal 2007 includes (i) $38,428 for premiums paid by us for life insurance coverage; (ii) $18,333 premiums paid by us for supplemental long term disability coverage; (iii) $6,600 of matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations); (iv) our $50,000 contribution to Mr. Goldfarb’s supplemental executive retirement plan account; (v) $20,000 for personal tax services paid by us for Mr. Goldfarb; and (vi) $8,404 for parking expenses paid by us on behalf of Mr. Goldfarb.

Neal S. Nackman

Base Salary and Bonus

Mr. Nackman received a base annual salary of $275,000 and a bonus of $125,000 with respect to fiscal 2007. The base salary and cash bonus paid to Mr. Nackman during fiscal 2007 constituted approximately 63.1% and 28.7%, respectively, of the total compensation paid to Mr. Nackman as set forth in the ‘‘Total’’ column in the Summary Compensation Table.

Other Compensation

Other compensation for Mr. Nackman for fiscal 2007 includes (i) $2,400 for premiums paid by us for life insurance coverage and (ii) $6,600 of matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).

Wayne S. Miller

Cash Compensation

Mr. Miller received a base annual salary of $500,000 and a bonus of $400,000 with respect to fiscal 2007. The base salary and cash bonus paid to Mr. Miller during fiscal 2007 constituted approximately 51.2% and 41.0%, respectively, of the total compensation paid to Mr. Miller as set forth in the ‘‘Total’’ column in the Summary Compensation Table.

Other Compensation

Other compensation for Mr. Miller for fiscal 2007 includes (i) $36,234 for premiums paid by us for life insurance coverage; (ii) $15,129 premiums paid by us for supplemental long term disability coverage; and (iii) $6,600 of matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).

Jeanette Nostra

Base Salary and Bonus

Ms. Nostra received a base annual salary of $500,000 and a bonus of $200,000 with respect to fiscal 2007. The base salary and cash bonus paid to Ms. Nostra during fiscal 2007 constituted approximately 67.0% and 26.8%, respectively, of the total compensation paid to Ms. Nostra as set forth in the ‘‘Total’’ column in the Summary Compensation Table.

Other Compensation

Other compensation for Ms. Nostra for fiscal 2007 includes (i) $1,080 for premiums paid by us for life insurance coverage; (ii) $13,131 premiums paid by us for supplemental long term disability coverage; (iii) $6,600 of matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations); and (iv) $7,258 paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.

Sammy Aaron

Base Salary

Mr. Aaron received a base annual salary of $600,000 during fiscal 2007. A description of Mr. Aaron’s employment agreement is set forth below in this Proxy Statement under the heading ‘‘Aaron Employment Agreement.’’

The base salary paid to Mr. Aaron during fiscal 2007 constituted approximately 97.4% of the total compensation paid to Mr. Aaron as set forth in the ‘‘Total’’ column in the Summary Compensation Table.

During fiscal 2007, the Compensation Committee approved an increase in Mr. Aaron’s annual base salary from $500,000 to $600,000 as a result of his performance during fiscal 2006.

Aaron Employment Agreement

On July 11, 2005, we entered into an employment agreement with Sammy Aaron. His employment agreement has a term through January 31, 2009 with automatic one-year renewals unless either party gives written notice to the other at least ninety days prior to the expiration of the initial term or any renewal period. In February 2006, Mr. Aaron’s employment agreement was amended to increase his annual base salary to $600,000, with any further increases at the discretion of the Board of Directors. Mr. Aaron is also entitled to participate in our benefit plans. If the employment agreement is terminated by us without justifiable cause (as defined in the employment agreement) or by Mr. Aaron for good reason (as defined in his employment agreement), Mr. Aaron is entitled to receive his salary and benefits for the remainder of the term of the employment agreement, subject to compliance by Mr. Aaron with his non-competition and other certain obligations in the employment agreement.

Other Compensation

Other compensation for Mr. Aaron for fiscal 2007 includes (i) $7,382 for premiums paid by us for life insurance coverage and (ii) $8,890 paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.

GRANTS OF PLAN-BASED AWARDS

We did not grant any plan-based awards in the fiscal year ended January 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding option awards held by each Named Executive Officer at January 31, 2007. There were no outstanding stock awards held by any Named Executive Officer at January 31, 2007 which had not vested.

Option Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Morris Goldfarb	6/07/1999	150,000				$1.50	6/07/2009
	9/11/2002	60,000	15,000	(1)		4.27	9/11/2012
Neal S. Nackman	12/02/2003	18,000	12,000	(2)		7.13	12/02/2013
Sammy Aaron
Jeanette Nostra	6/07/1999	70,500				1.50	6/07/2009
	9/11/2002	30,000	7,500	(1)		4.27	9/11/2012
Wayne S. Miller	11/30/1998	27,298				1.17	11/30/2008
	9/22/1999	7,500				1.99	9/22/2009
	9/11/2002	30,000	7,500	(1)		4.27	9/11/2012

(1)	These options will vest on September 11, 2007
(2)	Options to acquire 6,000 shares of our Common Stock will vest on each of December 2, 2007 and 2008.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all option exercises for the Named Executive Officers for the fiscal year ended January 31, 2007. No stock awards granted to the Named Executive Officers vested during the fiscal year ended January 31, 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Morris Goldfarb	60,000	$412,800	(1)
Neal S. Nackman	—	—
Sammy Aaron	—	—
Jeanette Nostra	—	—
Wayne S. Miller	75,000	$1,299,900	(2)

(1)	Mr. Goldfarb exercised an option to purchase 60,000 shares of Common Stock on May 15, 2006. Our market price per share was $8.71 on May 15, 2006. The exercise price of Mr. Goldfarb’s option was $1.83 per share.
(2)	Mr. Miller exercised an option to purchase 65,000 shares of Common Stock on December 11, 2006 and an option to purchase 10,000 shares of Common Stock on December 12, 2006. Our market price per share was $20.85 on December 11, 2006 and $21.99 on December 12, 2006. The exercise price of Mr. Miller’s options was $3.67 per share.

PENSION BENEFITS

The table below sets forth information on the pension benefits for the Named Executive Officers under the following pension plan:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Fiscal 2007 ($)
Morris Goldfarb	The G-III Apparel Group Trust dtd 7/2/99 FBO Morris Goldfarb	Fully Vested	$414,153	$0
Neal S. Nackman	—	—	—	—
Sammy Aaron	—	—	—	—
Jeanette Nostra	—	—	—	—
Wayne S. Miller	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION

We did not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified in the fiscal year ended January 31, 2007.

DIRECTOR COMPENSATION

Set forth below is a table presenting compensation information with respect to all of our Non-Employee Directors for the fiscal year ended January 31, 2007. Compensation information for our directors who are also executive officers, is reported in the Summary Compensation Table appearing elsewhere in this Proxy Statement.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Thomas J. Brosig	$30,000		$27,661		$57,661
Pieter Deiters	21,000		16,702		37,702
Alan Feller	31,000		27,661		58,661
Carl Katz	21,000		7,948		28,948
Laura Pomerantz	22,000		16,516		38,516
Willem van Bokhorst	30,000		27,661		57,661
Richard White	32,000		31,813		63,813

(1)	The amount indicated includes the $15,000 annual cash retainer and $1,000 for each Board or committee meeting attended.
(2)	Each Non-Employee Director was awarded options to purchase 3,000 shares of our Common Stock on June 9, 2006. The grant date fair value of such options determined pursuant to FAS 123R was $8.20. The following options to purchase shares of our Common Stock were outstanding as of January 31, 2007 for each Non-Employee Director: Thomas J. Brosig, 18,900; Pieter Deiters, 21,000; Alan Feller, 25,000; Carl Katz, 13,800; Laura Pomerantz, 18,000; Willem van Bokhorst, 46,500; and Richard White, 43,000. The value of the option awards in this column is the expense amount recognized for financial statement reporting purposes in accordance with FAS 123R and was estimated using the Black-Scholes option pricing model. The fair value of the award is being expensed over the vesting period of the option.

Compensation of Directors

We have a policy of compensating Non-Employee Directors at a rate of $15,000 per year, in addition to $1,000 per Board or committee meeting attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings.

Under the 1999 Plan, which is administered by our Board of Directors, each Non-Employee Director is automatically granted an option to purchase up to 3,000 shares of Common Stock on the day after each annual meeting of our stockholders.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT OF
OUR 2005 STOCK INCENTIVE PLAN

The G-III Apparel Group, Ltd. 2005 Stock Incentive Plan (the ‘‘2005 Plan’’) has afforded our Board of Directors (the ‘‘Board’’) and the Compensation Committee of the Board (the ‘‘Committee’’) the ability to offer a variety of compensatory awards designed to advance our interests and long-term success by encouraging stock ownership among our executives, key employees, non-employee directors and other service providers and, correspondingly, increasing their personal involvement with our future. In order to continue to enhance our ability to attract and retain executives, other key employees, non-employee directors and other service providers of high quality and to implement equity compensation practices that will be cost efficient and that remain competitive within the industry, on April 19, 2007, the Board unanimously adopted amendments of the 2005 Plan, subject to stockholder approval. We are amending the 2005 Plan to reflect changes resulting from our stock split in 2006, as well as the amendments set forth below.

There are currently 849,771 shares authorized under the 2005 Plan, including 99,771 shares added pursuant to the automatic increase provisions of the 2005 Plan described below. Of these shares, 486,500 have been granted pursuant to options or restricted stock awards and 363,271 shares remain available for future grant. The principal reason for amending the 2005 Plan at this time is to increase the number of shares of Common Stock available under the 2005 Plan because we are no longer able to grant options pursuant to the terms of our 1997 Stock Option Plan (the ‘‘1997 Plan’’) which terminated in accordance with its terms on April 17, 2007. There were approximately 442,000 shares available for issuance under the 1997 Plan which had not been issued prior to the termination of the 1997 Plan. The Board believes that approval of the amendment to increase the aggregate number of shares of Common Stock which may be issued under the Amended 2005 Plan by 600,000 shares, from 849,771 to 1,449,771 shares will serve the best interests of G-III and our stockholders in that it will continue to provide us with a similar amount of shares available for grant that we had prior to the termination of the 1997 Plan. As a result of this increase, there will be 963,271 shares available for grant under the 2005 Plan. In addition, the Board believes that the ability to grant awards will help us to attract and retain executives, other key employees, non-employee directors and other service providers of high quality and to implement equity compensation practices that will be cost efficient and that remain competitive within the industry.

Summary of Material Changes

Increase in Available Shares.    The amendment approved by the Board would increase the number of shares of Common Stock that may be issued under the plan by 600,000 shares, from 849,771 to 1,449,771 shares, subject to annual increases to maintain a share pool equal to six percent (6%) of the total number of issued and outstanding shares of Common Stock on each January 31. The amendment also would increase the number of shares available for issuance pursuant to ‘‘incentive stock options’’ under the Internal Revenue Code (‘‘ISOs’’), from 300,000 to 540,000.

Description of the Amended 2005 Plan

The following is a brief description of the material features of the 2005 Plan, as it would be amended if this proposal is approved (the ‘‘Amended 2005 Plan’’). This description is qualified in its entirety by reference to the full text of the Amended 2005 Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Shares Available under the Amended 2005 Plan.    Assuming stockholder approval is obtained, a total of 1,449,771 shares of Common Stock may be issued pursuant to awards made under the Amended 2005 Plan. Of this amount, 486,500 shares have been granted pursuant to options or restricted stock awards and 963,271 shares would be available for future grants. On each January 31st during the term of the Amended 2005 Plan, without further action by the Board or our stockholders, the total number of shares of Common Stock available for issuance pursuant to the Amended 2005 Plan shall be automatically increased (but not decreased) to the nearest whole number of shares equal to six percent (6%) of the total number of issued and outstanding shares of Common Stock on each such date (excluding any shares held in treasury). As of May 1, 2007, there were 16,367,179 shares of Common Stock outstanding (excluding shares held in treasury). Under this provision, additional shares would be automatically reserved under the Amended 2005 Plan if the number of outstanding shares of Common Stock as of any January 31 were to increase above 24,162,850.

Assuming stockholder approval is obtained, the number of shares of Common Stock that may be issued pursuant to the exercise of ISOs granted under the Amended 2005 Plan will be increased to 540,000. The number of shares that may be issued pursuant to the Amended 2005 Plan, the number of shares that may be issued pursuant to ISOs, and the number of shares and exercise or base price under outstanding options and SARs are subject to adjustment in the event of stock splits, stock dividends and other capital changes or extraordinary corporate events. Shares subject to awards that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the recipient will remain available for issuance under the Amended 2005 Plan. Shares withheld in payment of the exercise price or taxes relating to an award under the Amended 2005 Plan and shares equal to the number surrendered in payment of any exercise price or taxes relating to any such award will also be available for issuance under the Amended 2005 Plan. Shares delivered under the Amended 2005 Plan may be either newly-issued or treasury shares.

Per-Person Award Limitation.    The Amended 2005 Plan limits the number of shares that may be covered by awards to any participant in a given fiscal year. Under this annual per-person limitation, no person may in any year be granted awards covering more than his or her ‘‘Annual Share Limit.’’ The Annual Share Limit equals 75,000 shares plus the amount of the participant’s unused Annual Share Limit as of the close of the previous year, subject to adjustment for stock splits, stock dividends and other capital changes or extraordinary corporate events.

Eligibility.    Awards may be granted under the Amended 2005 Plan to any member of the Board (whether or not an employee of G-III or our affiliates), to any officer or other employee of G-III or our affiliates (including prospective officers and employees) and to any consultant or other independent contractor who performs or will perform services for us or our affiliates. As of May 1, 2007 there were approximately 500 persons eligible to receive awards under the Amended 2005 Plan.

Administration.    The Amended 2005 Plan will be administered by the Committee, except that the Board may itself act in place of the Committee to administer the Amended 2005 Plan. Determinations with respect to grants to non-employee directors must be made by the Board. Subject to the terms and conditions of the Amended 2005 Plan, the Committee is authorized to select the persons to whom awards will be made; prescribe the terms and conditions of each award and make amendments thereto; to the extent permitted by applicable law, to reprice outstanding options or SARs and to grant new awards in substitution for outstanding awards; construe, interpret and apply the provisions of the Amended 2005 Plan and of any agreement or other document evidencing an award made under the Amended 2005 Plan and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Amended 2005 Plan. The Committee is permitted to delegate authority to executive officers for the granting of awards, but any action pursuant to delegated authority will be limited to grants to employees, including officers who are below the executive officer level. The Amended 2005 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Amended 2005 Plan.

Stock Options and SARs.    The Committee is authorized to grant stock options, including ISOs and options that do not qualify as ISOs. SARs may also be granted, entitling the recipient to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the SAR’s designated ‘‘base price.’’ The exercise price of an option and the base price of an SAR will be determined by the Committee, but may not be less than the fair market value of the underlying shares on the date of grant. The Committee will determine the term of each option and SAR, but the maximum term of each option and SAR will be ten years. Subject to this limit, the times at which each will be exercisable and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares or other property (which may include through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee.

Restricted Stock and Deferred Stock.    The Committee is authorized to grant restricted stock and deferred stock awards. Prior to the end of the applicable restricted period, shares granted as restricted stock may not be sold and will be subject to forfeiture in the event of termination of employment in specified circumstances or failure to meet any applicable performance conditions. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the forfeiture conditions and transfer restrictions, an award of restricted stock entitles the recipient to the rights of a stockholder, including the right to vote the shares and to receive dividends (subject to any mandatory reinvestment or other requirements imposed by the Committee).

Deferred stock gives a recipient the right to receive shares or the value of shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of ‘‘stock units,’’ ‘‘restricted stock units,’’ ‘‘phantom shares’’ or ‘‘performance shares.’’ The Committee will establish any time and/or performance vesting conditions applicable to deferred stock awards. Prior to settlement, deferred stock awards, carry no voting, dividend or other rights associated with stock ownership, but dividend equivalents may be paid or accrue.

Other Stock-Based Awards.    The Amended 2005 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to the Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards.

Performance-Based Awards.    The Committee may also grant performance awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable, vested or settleable, or as a condition to accelerating the timing of such events. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the criteria set forth below for us, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units, either on an absolute basis or relative to an index:

•	revenues on a corporate or product by product basis;

•	earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items;

•	net income or net income per common share (basic or diluted);

•	return on assets, return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•	economic value created or added;

•	operating margin or profit margin; and

•	stock price, dividends or total stockholder return.

These goals may be set with fixed, quantitative targets, targets relative to past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison.

Amendment and Termination of the Amended 2005 Plan; Term of the Amended 2005 Plan.

Except as may otherwise be required by law or the requirements of any stock exchange or market upon which the Common Stock may then be listed, the Board, acting in its sole discretion and without further action on the part of our stockholders, may amend the Amended 2005 Plan at any time and from time to time and may terminate the Amended 2005 Plan at any time. Unless earlier terminated, the Amended 2005 Plan will terminate on the tenth anniversary of the date on which the 2005 Plan was initially approved by our stockholders.

Federal Income Tax Consequences

The grant of an option or an SAR will create no federal income tax consequences for the recipient or us. A recipient will not have taxable income upon exercising an option which is an ISO, except that the difference between the value of the shares and the exercise price will be taken into account in determining the recipient’s income for alternative minimum tax purposes. Upon exercising an option which is not an ISO, the recipient generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. Upon exercising an SAR, the recipient must generally recognize ordinary income equal to the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods (described below), the gain realized from the sale will be taxable as ordinary income to the extent it is not more than the difference between the fair market value of the ISO shares at the date of exercise minus the exercise price, and any remaining gain would be treated as capital gain. If the disposition occurs after the ISO holding periods are met, all of the gain or loss will be taxable as long-term capital gain or loss. The ISO holding period requirements are met if the shares acquired by the exercise of an ISO are held for at least two years from the date the ISO is granted and at least one year from the date the ISO is exercised.

We normally can claim a tax deduction equal to the amount recognized as ordinary income by a recipient in connection with the exercise of an option or SAR or the sale of shares acquired by the exercise of an ISO before the applicable ISO holding period requirements are met. We will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the applicable ISO holding periods before selling the shares.

With respect to awards other than options and SARs that result in a transfer to the recipient of shares or other property, if no restriction on transferability or substantial risk of forfeiture applies to the transferred amounts, the recipient generally must recognize ordinary income equal to the fair market value of shares or other property actually received. If a restriction on transferability and substantial risk of forfeiture applies to shares or other property transferred to a recipient under an award (such as, for example, restricted stock), the recipient generally must recognize ordinary income equal to the fair market value of the transferred shares or other property at the earliest time either the transferability restriction or risk of forfeiture lapses, and we are entitled to a corresponding tax deduction. A recipient may make an early income election with respect to the receipt of restricted stock, in which case the recipient will realize ordinary income equal to the value of the stock on the date it is transferred to him or her. If the stock later vests and is sold, any gain from the sale will be taxable as capital gain. We would be entitled to a deduction for the amount of ordinary income realized by the recipient when the early income election is made.

Compensation that qualifies as ‘‘performance-based’’ compensation is excluded from the $1 million deductibility cap under Section 162(m) and therefore remains fully deductible by the company that pays it. In the absence of unusual circumstances, it is intended that options and SARs granted under the Amended 2005 Plan and other awards that are conditioned upon achievement of performance goals based upon criteria enumerated above, would qualify as such ‘‘performance-based’’ compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Amended 2005 Plan will be fully deductible under all circumstances. In addition, other awards under the Amended 2005 Plan may or may not qualify depending on the terms of the awards.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Amended 2005 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to recipients of awards under the Amended 2005 Plan.

New Plan Benefits

Future grants under the Amended 2005 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Amended 2005 Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the Amended 2005 Plan.

The following table sets forth the total number of shares of Common Stock subject to options and restricted stock granted under the 2005 Plan to the listed persons and groups through April 30, 2007 and the average per share exercise price of the options.

Name and Position	Number of Options Granted	Average Per Share Exercise Price of Options	Number of Shares of Restricted Stock Granted
Morris Goldfarb, Chairman and Chief Executive Officer			75,000
Neal S. Nackman, Chief Financial Officer and Treasurer			9,000
Wayne S. Miller, Chief Operating Officer and Secretary			37,500
Jeanette Nostra, President			37,500
Sammy Aaron, Vice Chairman			—
Executive Group			165,000
Non-Executive Director Group			—
Non-Executive Officer Employee Group	275,000	$9.33	46,500

Equity Compensation Plan Information

The following table provides information as of January 31, 2007 regarding securities issued under G-III’s equity compensation plans that were in effect during the fiscal year ended January 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by stockholders(1)	1,298,798	$4.77	(2)	909,076
Equity compensation plans not approved by stockholders	N/A	N/A		N/A
Total	1,298,798	$4.77	(2)	909,076

(1)	The number of shares of Common Stock available for issuance under our 2005 Stock Incentive Plan (the ‘‘Plan’’) is subject to an automatic annual increase on each January 31 during the term of the Plan equal to six percent (6%) of the total number of issued and outstanding shares of Common Stock on each such date (excluding any shares held in treasury).
(2)	Exercise price has been adjusted to give retroactive effect to a three-for-two split of our Common Stock effected on March 28, 2006.

Vote Required

The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote ‘‘for’’ nor a vote ‘‘against’’ the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote ‘‘against’’ the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL THEREOF.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management.

Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact ‘‘independent.’’

Review of Audited Financial Statements.    The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2007 as prepared by management and audited by Ernst & Young LLP, G-III’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

Recommendation.    In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2007 be included in G-III’s Annual Report on Form 10-K for that fiscal year.

Audit Committee of the Board of Directors Thomas Brosig Alan Feller Willem van Bokhorst Richard White

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2007	2006
Audit fees	$620,000	$653,000
Audit-related fees	21,000	5,000
Tax fees	298,000	148,000
All other fees	—	—
Total	$939,000	$806,000

Audit Fees.    Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally during each fiscal year.

Audit-related Fees.    Audit-related fees include assurance and other services that are related to the audit and review of our financial statements. These services included consultation for various accounting matters in fiscal 2006 and fiscal 2007.

Tax Fees.    Tax fees include services related to income tax compliance, assistance with tax audits, tax advice and tax planning. In fiscal 2007, these services also included tax consultation in connection with an examination by the Internal Revenue Service.

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee’s policy that it pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2007. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if such person desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had in effect for many years a Code of Ethics that contained our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and for reviewing related party transactions. In addition, our Board of Directors has also adopted a written related party transactions policy. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees and transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this policy. However, our policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Each of the transactions discussed below was approved by our Audit Committee.

In April 2003, our Audit Committee authorized us to enter into a lease agreement (the ‘‘Initial Lease’’) and a management agreement with 345 West 37th Corp. (‘‘345 Corp.’’), a company owned and managed by Morris Goldfarb, our Chairman and Chief Executive Officer, and Aron Goldfarb, our founder and a director of ours until June 2005. The Initial Lease covered space on the fifth floor of the building located at 345 West 37th Street, New York, New York (the ‘‘Premises’’), parking spaces on the Premises and use of the billboard on the Premises. In January 2004, the Audit Committee approved our entry into a second lease agreement with 345 Corp. pursuant to which we leased additional space at the Premises which we use primarily for office space (the ‘‘Supplemental Lease’’ and together with the Initial Lease, the ‘‘Leases’’).

In March 2007, we entered into an agreement, as approved by our Audit Committee, to terminate the Leases with respect to our office space at 345 West 37th Street. Pursuant to that agreement, we agreed to move out of our office space at 345 West 37th Street by May 31, 2007. Our administrative personnel currently located at 345 West 37th Street will move into other office space currently leased by us. 345 Corp. paid to us $833,500 to reimburse us for our unamortized leasehold improvements at 345 West 37th Street, moving costs, the cost to improve our existing space and other related costs. Our rental cost for space at the Premises during fiscal 2007 was $219,000. We estimate our rental cost for that building will be approximately $55,000 between February 1, 2007 and May 31, 2007. In addition, we pay our pro rata share of operating expenses and real estate taxes, approximately $20,000 per year, plus a $25,000 annual contribution to the salaries of security and maintenance staff employed at the Premises. Under the terms of the management agreement, which will also terminate as of May 31, 2007, we provide management services with respect to the Premises, consisting primarily of administrative, bookkeeping, lease negotiation and oversight of building operations.

In July 2005, we acquired J. Percy for Marvin Richards, Ltd., CK Outerwear LLC and a 50% interest in Fabio Licensing, LLC (‘‘Marvin Richards’’) pursuant to a Stock Purchase Agreement with the former shareholders of Marvin Richards. Sammy Aaron, our Vice Chairman and a director, was one of the former shareholders of Marvin Richards. The Stock Purchase Agreement provides that we will pay additional cash consideration to the former shareholders if our Marvin Richards division achieves a certain amount of earnings before interest and taxes and amortization of intangibles during each fiscal year ending on January 31, 2006 through January 31, 2009. We will pay approximately $1,200,000 of additional cash consideration to Mr. Aaron with respect to the fiscal year ended January 31, 2007.

During fiscal 2007, Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman, Chief Executive Officer and a Director, was employed by us as director of business development, and was paid an aggregate salary and bonus of $189,327 for his services during the year.

STOCKHOLDER PROPOSALS

All stockholder proposals which are intended to be presented at our Annual Meeting of Stockholders to be held in 2008 must be received by us no later than January 9, 2008 for inclusion in the Board of Directors’ proxy statement and form of proxy relating to that meeting. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue Park, New York, NY 10018, Attention: Secretary.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors
/s/ Wayne S. Miller Wayne S. Miller Secretary

Dated: May 1, 2007

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: CORPORATE SECRETARY, 512 SEVENTH AVENUE, NEW YORK, NEW YORK 10018.

G-III APPAREL GROUP, LTD.
This Proxy Is Solicited By The Board of Directors For The
Annual Meeting of Stockholders To Be Held On June 7, 2007

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the ‘‘Corporation’’), hereby constitutes and appoints Morris Goldfarb and Wayne S. Miller and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 7, 2007, and at any and all adjournments or postponements thereof, as follows:

(1)    ELECTION OF DIRECTORS

FOR the nominees listed below (except as marked to the contrary below)	WITHHOLDING AUTHORITY to vote for all the nominees listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)
Nominees: Morris Goldfarb, Sammy Aaron, Thomas J. Brosig, Pieter Deiters, Alan Feller, Carl Katz, Laura Pomerantz, Willem van Bokhorst and Richard White.

(2)    PROPOSAL TO APPROVE THE AMENDMENT OF OUR 2005 STOCK INCENTIVE PLAN PRIMARILY TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

   FOR                   AGAINST                   ABSTAIN

(3)    PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

   FOR                   AGAINST                   ABSTAIN

(4)    In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

(Continued on reverse side.)

(Continued)

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors, FOR Proposal No. 2 and FOR Proposal No. 3. Any and all proxies heretofore given by the undersigned are hereby revoked.

Dated:

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

Please Date, Sign and Mail in the Enclosed Reply Envelope